Exhibit 23




               One Financial Plaza
               Hartford, CT 06103-2608







                        Independent Auditors' Consent


The Board of Directors and Shareholders
MacDermid, Incorporated:


We consent to incorporation by reference in the registration statements Nos. 033-61401, 333-64007 and 333-89185 on Form S-8 and the registration statement No. 333-68535 on Form S-3 of MacDermid, Incorporated of our report dated May 18, 2001 relating to the consolidated balance sheets of MacDermid, Incorporated and subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of earnings, comprehensive income, cash flows and changes in shareholders' equity for each of the years in the three-year period ended March 31, 2001, which report appears in the July 18, 2001 Current Report on Form 8-K of MacDermid, Incorporated.



Hartford, Connecticut
July 18, 2001